TREDEGAR REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS

RICHMOND, VA--(BUSINESS WIRE)--March 11, 2026--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported fourth quarter and full year financial results for the period ended December 31, 2025.
Fourth quarter 2025 net income (loss) from continuing operations was $14.5 million ($0.42 per diluted share) compared to $(7.3) million ($(0.21) per diluted share) in the fourth quarter of 2024. Net income (loss) from ongoing operations, which excludes special items, was $11.0 million ($0.32 per diluted share) in the fourth quarter of 2025 compared to $2.0 million ($0.06 per diluted share) in the fourth quarter of 2024.
Full year 2025 net income (loss) from continuing operations was $24.1 million ($0.69 per diluted share) compared to $1.0 million ($0.03 per diluted share) in 2024. Net income (loss) from ongoing operations was $25.7 million ($0.74 per diluted share) in 2025 compared to $17.2 million ($0.50 per diluted share) in 2024. A reconciliation of net income (loss) from continuing operations, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income (loss) from ongoing operations, a non-GAAP financial measure, for the three months and year ended December 31, 2025 and 2024, is provided in Note (a) to the Financial Tables in this press release.
In the fourth quarter of 2025, the Company renamed the segment formerly known as “PE Films.” This segment will be referred to as “High Performance Films” going forward. The product previously known as polyethylene overwrap films was renamed to advanced packaging films. There were no changes to the operations reported within the High Performance Films segment. The Company continues to have two reportable segments: Aluminum Extrusions and High Performance Films.
Fourth Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization (“EBITDA”) from ongoing operations for Aluminum Extrusions was $15.7 million in the fourth quarter of 2025 versus $9.7 million in the fourth quarter of 2024 and versus $16.8 million in the third quarter of 2025.
◦Sales volume was 37.2 million pounds in the fourth quarter of 2025 versus 35.8 million pounds in the fourth quarter of 2024 and 41.3 million pounds in the third quarter of 2025.
◦Net new orders decreased 6% in the fourth quarter of 2025 versus the fourth quarter of 2024 and increased 2% versus the third quarter of 2025. Open orders at the end of the fourth quarter of 2025 and at the end of the fourth quarter of 2024 were approximately 17 million pounds versus 19 million pounds at the end of the third quarter of 2025.
•EBITDA from ongoing operations for High Performance Films was $5.7 million in the fourth quarter of 2025 versus $7.6 million in the fourth quarter of 2024 and versus $7.2 million in the third quarter of 2025.
◦Sales volume was 9.2 million pounds in the fourth quarter of 2025 versus 9.1 million pounds in the fourth quarter of 2024 and 9.7 million pounds in the third quarter of 2025.
Arijit (Bapi) DasGupta, Tredegar’s president and chief executive officer, said, “We closed the year with a strong fourth quarter EBITDA performance for Bonnell Aluminum and solid cash flow generation for High Performance Films. Bonnell delivered higher sales volumes and improved EBITDA versus the same quarter of 2024. This was a noteworthy achievement, given challenging market conditions, tariff-related cost pressures, and a decline in net new orders following the mid-year increase in Section 232 tariffs. Despite these results, our outlook for 2026 remains uncertain. The year began with significant weather-related disruptions, and the current tariff structure continues to exert a negative influence on the domestic extrusions market. Nevertheless, we believe that we are outperforming the broader market and remain committed to pursuing long-term sustainable volume growth through product-focused initiatives such as with our TSLOTSTM branded products, which continue to grow and gain market share against our competitors.”
Dr. DasGupta continued, “High Performance Films had a solid finish to the year in the fourth quarter, as compared with an exceptional performance in the prior year. While sales volumes for surface protection films declined modestly in the fourth quarter versus the third quarter and last year, the High Performance Films business continued to generate strong cash flow, supported by cost discipline and operational efficiencies. We are forecasting that surface protection volumes will soften in the first quarter of 2026, driven by a significant customer’s inventory correction and scheduled maintenance activity. We continue to make progress on opportunities in adjacent markets where our core strengths can create differentiated value such as applications for automotive displays and protection of functional films.”
Dr. DasGupta added, “The Company continues to focus on cash generation and cost discipline. Net debt declined from $54.8 million at the beginning of the year to $28.4 million at year-end. We continue to look at cost savings opportunities across the Company, including operational and supply chain efficiencies, administrative costs, and outside services.”

OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions (or Bonnell Aluminum) produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: building and construction (“B&C”), automotive, and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In thousands, except percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2025	2024	% Change	2025	2024	% Change
Sales volume (lbs)	37,159	35,849	3.7%	157,071	139,152	12.9%
Net sales	$154,505	$122,462	26.2%	$598,975	$471,815	27.0%
Variable costs	110,206	91,423	(20.5)%	454,249	354,397	(28.2)%
Last-in first-out inventory adjustment	6,741	1,234	NM*	6,741	1,234	NM*
Manufacturing fixed costs[1]	11,522	10,364	(11.2)%	46,402	40,123	(15.6)%
Selling, general and administrative costs[1]	9,972	9,319	(7.0)%	38,461	33,638	(14.3)%
Other[2]	355	389	8.7%	2,164	1,066	(103.0)%
EBITDA from ongoing operations	$15,709	$9,733	61.4%	$50,958	$41,357	23.2%
Depreciation & amortization	(4,131)	(4,330)	4.6%	(16,640)	(17,722)	6.1%
EBIT from ongoing operations[3]	$11,578	$5,403	114.3%	$34,318	$23,635	45.2%
Capital expenditures	$7,556	$5,635		$15,392	$10,097
1. Excludes related depreciation and amortization
2. Includes segment allocated employee compensation benefit expenses
3. For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
*Not meaningful (“NM”)

The following table presents the sales volume by end use market for the three months and years ended December 31, 2025 and 2024, and the three months ended September 30, 2025.

	Three Months Ended		Favorable/	Three Months Ended	Favorable/	Year Ended		Favorable/
(In millions of lbs)	December 31,		(Unfavorable)	September 30,	(Unfavorable)	December 31,		(Unfavorable)
	2025	2024	% Change	2025	% Change	2025	2024	% Change
Sales volume by end-use market:
Non-residential B&C	19.7	18.2	8.2%	22.3	(11.7)%	83.9	77.3	8.5%
Residential B&C	2.2	2.4	(8.3)%	2.3	(4.3)%	8.7	8.6	1.2%
Automotive	2.8	2.6	7.7%	2.9	(3.4)%	11.9	12.0	(0.8)%
Specialty products	12.5	12.6	(0.8)%	13.8	(9.4)%	52.6	41.3	27.4%
Total	37.2	35.8	3.7%	41.3	(9.9)%	157.1	139.2	12.9%
Fourth Quarter 2025 Results vs. Fourth Quarter 2024 Results
Net sales (sales less freight) in the fourth quarter of 2025 increased 26.2% versus the fourth quarter of 2024 primarily due to higher sales volume and the pass-through of higher metal costs. Sales volume in the fourth quarter of 2025 increased 3.7% versus the fourth quarter of 2024 and decreased 9.9% versus the third quarter of 2025. The Company increased shipments for curtainwall, storefront and windows within the nonresidential B&C market versus the fourth quarter of 2024. Within the specialty market, shipments for consumer durables, distribution products and TSLOTSTM aluminum framing systems increased; shipments for solar panel products within the electrical product group decreased versus the fourth quarter of last year. Annual growth in shipments for TSLOTSTM aluminum framing systems was primarily associated with increased demand for infrastructure associated with data containment and data centers.

Net new orders in the fourth quarter of 2025 decreased 6% versus the fourth quarter of 2024 and increased 2% versus the third quarter of 2025. Net new orders for the second half of 2025 decreased 19.8% versus the first half of 2025. The decrease in net new orders for the second half of 2025 is largely attributed to the tariff increase to 50%, discussed below. In the second half of 2025, shipments exceeded net new orders, resulting in a decline in open orders from peak levels earlier this year. Open orders were 17 million pounds at the end of the fourth quarter of 2025 and at the end of the fourth quarter of 2024, and 19 million pounds at the end of the third quarter of 2025. This level of open orders falls below the normalized level that is typically associated with stable demand patterns and healthy market dynamics.
Effective June 4, 2025, the Section 232 tariffs were increased to 50%, except for the United Kingdom, after previously being increased from 10% to 25%, effective March 12, 2025. These measures are in addition to existing antidumping and countervailing duties. There are no country-specific or product-specific exclusions occurring to date, except for an alternative arrangement with the United Kingdom. Tariffs and duties are part of the mechanical pass-through to customers in the U.S. market for aluminum extrusions for changes in metal costs. In addition, the Company implemented price increases during the third quarter of 2025 and the first quarter of 2026 to help offset other tariff-related cost increases that are not part of the metal cost pass-through mechanism.
Net new orders declined after the most recent tariff increase to 50% from an average of 3.4 million pounds per week for the weekly periods ending from January 5 to June 1, 2025, to an average of 2.6 million pounds per week for the weekly periods ending June 8, 2025 through March 6, 2026. The Company believes that the 23.6% decline in net new orders after the step-up in tariff to 50% is due to a combination of lower demand for extrusions in the U.S. and tariffs not resulting in the expected favorable shift of market share to U.S. aluminum extrusion producers due to the continued undervaluation of imported fabricated aluminum products. When the Section 232 program was initially strengthened, while import volume remained high, U.S. producers began to see increased market share gains against imports. However, since the tariff increased to 50%, the U.S. industry has seen these early gains diminished and imports from certain countries have again begun gaining share at the expense of the domestic industry, which has impacted the Company’s business. In response to ongoing market pressures associated with the current Section 232 tariff structure, the Company is participating in a coalition of U.S. downstream aluminum manufacturers that is engaging with federal policymakers on matters affecting the competitiveness of its industry.
EBITDA from ongoing operations in the fourth quarter of 2025 increased $6.0 million versus the fourth quarter of 2024, primarily due to:
•A $13.3 million increase in contribution margin (net sales less variable costs) associated with:
◦Higher volume ($1.1 million), favorable pricing ($3.5 million) and lower manufacturing costs associated with material yield ($1.6 million favorable in the fourth quarter of 2025 versus $0.7 million favorable in the fourth quarter of 2024), partially offset by higher labor rates ($0.8 million), higher maintenance and supply expense, partially due to the impact of tariffs ($1.1 million), higher die expense ($0.3 million) and higher utilities ($0.2 million).
◦The timing of the flow-through under the first-in first-out (“FIFO”) method of aluminum raw materials costs, which were previously acquired in a quickly changing commodity pricing environment, causing a temporary mismatch in the change in the cost of raw materials included in variable costs and the pass through to customers included in sales, resulted in a benefit of $3.3 million in the fourth quarter of 2025 versus a benefit of $1.2 million in the fourth quarter of 2024.
•The underlying average U.S. Midwest transaction prices for aluminum (which includes tariffs and duties) and the main factor causing the flow-through timing issue for the related periods were $2.16 and $1.89 per pound in November and August of 2025, compared to $1.39 and $1.25 per pound in November and August of 2024. See “Quarterly Average Price of Aluminum” chart on page 24 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (“Form 10-K”) for additional information on the average U.S. Midwest transaction prices for aluminum for each quarter of 2025 and 2024.
•Inventories accounted for under the last-in-first-out (“LIFO”) method resulted in a net benefit of $2.6 million in the fourth quarter of 2025 compared to a net benefit of $0.1 million in the fourth quarter of 2024 due to a favorable current cost adjustment associated with higher metal prices ($9.3 million benefit in the fourth quarter of 2025 and $1.3 million benefit in fourth quarter of 2024), partially offset by a corresponding increase in the LIFO reserve, which resulted in a charge of $6.7 million in the fourth quarter 2025 versus a charge of $1.2 million in the fourth quarter 2024.
•Higher fixed costs primarily associated with wage increases and compensation-related costs ($0.5 million), higher maintenance and utilities expenses ($0.3 million) and added resources to support increasing volume ($0.3 million).
•Higher selling, general and administrative ("SG&A") expenses primarily associated with employee-related compensation ($0.7 million).

Full Year 2025 Results vs. Full Year 2024 Results
Net sales in 2025 increased 27.0% versus 2024 primarily due to higher sales volume and the pass-through of higher metal costs. Sales volume increased 12.9% versus 2024.
EBITDA from ongoing operations increased $9.6 million in 2025 versus 2024, primarily due to:
•A $27.3 million increase in contribution margin associated with:
◦Higher volume ($14.6 million), favorable pricing ($5.6 million) and lower manufacturing costs associated with material yield ($0.8 million favorable in 2025 versus $0.5 million favorable in 2024), partially offset by: higher labor rates ($3.1 million); unfavorable productivity ($1.2 million); higher maintenance and supply expense, partially due to the impact of tariffs and severe weather and downed equipment in the first half of 2025 ($2.2 million); higher expense for externally produced billet associated with the increase in volume ($0.9 million); higher die expense associated with timing of purchases and increasing volumes ($1.0 million), and higher utilities ($0.9 million); and
◦The timing of the flow-through under the FIFO method of aluminum raw material costs, which were previously acquired in a quickly changing commodity pricing environment, causing a temporary mismatch in the change in the cost of raw materials included in variable costs and the pass through to customers included in sales, resulted in a benefit of $8.7 million in 2025 versus a benefit of $0.1 million in 2024.
•Inventories accounted for under the LIFO method resulted in a net benefit of $2.6 million in 2025 compared to a net benefit of $0.1 million in 2024 due to a favorable current cost adjustment associated with higher metal prices ($9.3 million benefit in 2025 and $1.3 million benefit in 2024), partially offset by a corresponding increase in the LIFO reserve, which resulted in a charge of $6.7 million in 2025 versus a charge of $1.2 million in 2024.
•Higher fixed costs primarily associated with wage increases and compensation-related costs ($2.9 million), higher maintenance and utilities expenses ($1.5 million) and added resources to support increasing volume ($1.2 million).
•Higher SG&A expenses primarily due to employee-related compensation ($3.2 million), employee training and onboarding expense ($0.5 million) and routine environmental compliance expense ($0.3 million).
•Higher other expense for employee-related medical costs caused by an increase in the number of high-cost medical claims versus favorable experience in recent years ($1.1 million). The Company is self-insured for medical claims with stop loss coverage for claims of over $0.3 million.
Given recent increased geopolitical tensions in the Middle East, Aluminum Extrusions is monitoring potential implications for the availability of certain aluminum‑related raw materials in 2026 and evaluating whether diversifying its sourcing may be warranted. Aluminum Extrusions maintains robust supply agreements that support the continuity of aluminum and other key cost components. See discussion of Quantitative and Qualitative Disclosures about Market Risk in Part II, Item 7a of the 2025 Form 10-K for additional information on aluminum price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $20 million in 2026, including $7 million for productivity projects and $13 million for capital expenditures required to support continuity of operations. Depreciation expense is projected to be $14 million in 2026. Amortization expense is projected to be $2 million in 2026. The Company anticipates capital spending to increase from the levels of the past two years and return to a pattern more closely aligned with depreciation and amortization, consistent with long-term historical patterns. This approach supports ongoing maintenance and efficiency initiatives while maintaining disciplined capital allocation.

High Performance Films
High Performance Films produces surface protection films, advanced packaging films and films for other markets. A summary of results for High Performance Films is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In thousands, except percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2025	2024	% Change	2025	2024	% Change
Sales volume (lbs)	9,234	9,101	1.5%	38,328	39,324	(2.5)%
Net sales	$23,739	$26,388	(10.0)%	$99,756	$105,199	(5.2)%
Variable costs	11,009	12,767	13.8%	46,596	50,289	7.3%
LIFO inventory adjustment	212	(174)	NM*	212	(174)	NM*
Manufacturing fixed costs[1]	3,647	3,416	(6.8)%	14,134	13,248	(6.7)%
Selling, general and administrative costs[1]	3,198	2,765	(15.7)%	11,618	11,245	(3.3)%
Other[2]	(10)	41	124.4%	59	105	43.8%
EBITDA from ongoing operations	$5,683	$7,573	(25.0)%	$27,137	$30,486	(11.0)%
Depreciation & amortization	(1,190)	(1,256)	5.3%	(4,895)	(5,200)	5.9%
EBIT from ongoing operations[3]	$4,493	$6,317	(28.9)%	$22,242	$25,286	(12.0)%
Capital expenditures	$438	$634		$1,849	$1,761
1. Excludes related depreciation and amortization
2. Includes segment allocated employee compensation benefit expenses
3. For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
*Not meaningful (“NM”)

Fourth Quarter 2025 Results vs. Fourth Quarter 2024 Results
Net sales in the fourth quarter of 2025 decreased 10.0% versus the fourth quarter of 2024, primarily due to a decrease in sales in surface protection films. Surface Protection sales volume decreased 8.0% in the fourth quarter of 2025 versus the fourth quarter of 2024. Sales volumes for surface protection films, which were supported by strong customer performance throughout 2024 and 2025, began to moderate in the fourth quarter of 2025, as the Company had expected. Volume trends for surface protection films are expected to further moderate in the first quarter of 2026. Volume for advanced packaging films, which are predominantly manufactured and sold in the U.S. and used in consumer staples, increased 16% in the fourth quarter of 2025 due to higher volume in lower-margin business.
To date, Surface Protection has not experienced an adverse impact on customer demand related to tariff actions; however, the situation remains fluid and the impact on consumer electronics is uncertain.
EBITDA from ongoing operations in the fourth quarter of 2025 decreased $1.9 million versus the fourth quarter of 2024, primarily due to:
•Lower contribution margin of $0.9 million resulting from:
◦A $0.9 million decrease from Surface Protection associated with lower volume, unfavorable sales mix and unfavorable pricing ($1.7 million), partially offset by operating efficiencies and cost improvements ($0.8 million); and
◦Neutral impact from advanced packaging films as cost improvements were offset by unfavorable sales mix.
•Inventories accounted for under the LIFO method that resulted in a charge of $0.2 million in the fourth quarter of 2025 versus a benefit of $0.2 million in the fourth quarter of 2024.
•A foreign currency transaction loss of $0.2 million in the fourth quarter of 2025 versus a gain of $0.4 million in the fourth quarter of 2024.
There have been significant cyclical swings in the sales volume and EBITDA from ongoing operations for High Performance Films since the beginning of 2022, largely due to the unprecedented downturn in the display industry during the second half of 2022 and first half of 2023. EBITDA from ongoing operations for the past 4 years has averaged approximately $5.0 million per quarter. The top four customers comprised 88% of the net sales for High Performance Films for 2025 and 2024.

Full Year 2025 Results vs. Full Year 2024 Results
Net sales in 2025 decreased 5.2% versus 2024 due to a decrease of 4% in sales volume in 2025 for surface protection films versus 2024. Advanced packaging films volume decreased 1%.
EBITDA from ongoing operations in 2025 decreased $3.3 million versus 2024 primarily due to:
•Lower contribution margin of $1.8 million resulting from:
◦A $1.0 million decrease from Surface Protection associated with lower volume, unfavorable mix and favorable pricing ($4.5 million), partially offset by variable cost savings and operating efficiencies ($3.1 million) and the pass-through lag associated with resin costs (a charge of $0.2 million in 2025 versus a charge of $0.7 in 2024); and
◦A $0.8 million decrease from advanced packaging films associated with lower volume, unfavorable shift in sales mix and unfavorable pricing ($1.0 million) and unfavorable operating efficiencies ($0.5 million), partially offset by variable cost savings ($0.5 million) and the pass-through lag associated with resin costs (a charge of $0.1 million in 2025 versus a charge of $0.3 million in 2024).
•Inventories accounted for under the LIFO method that resulted in a charge of $0.2 million in 2025 versus a benefit of $0.2 million in 2024.
•Higher fixed costs primarily associated with wage increases and compensation-related costs ($0.9 million).
•Lower SG&A of $0.2 million primarily due to lower administrative costs.
•A foreign currency transaction loss of $0.3 million in 2025 versus a gain of $0.3 million in 2024.
Refer to Part II, Item 7a. Quantitative and Qualitative Disclosures About Market Risk in the 2025 Form 10-K for additional information on resin price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for High Performance Films are projected to be $3 million in 2026, including $1 million for productivity projects and $2 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $4 million in 2026. There is no amortization expense for High Performance Films.
Corporate Expenses, Interest, Taxes and Other
Corporate expenses, net in 2025 increased by $0.9 million compared to 2024, primarily due to higher professional fees associated with business development activities ($5.9 million) and higher stock based compensation ($0.5 million), partially offset by lower employee-related incentive compensation ($2.1 million), a gain on the sale of corporate owned land ($1.5 million), lower internal and external audit fees ($0.9 million), lower professional fees associated with remediation activities related to internal control over financial reporting ($0.3 million) and lower professional fees associated with the transition to the ABL Facility (as defined below) ($0.2 million). The Company does not expect significant expenses from business development activities in 2026.
Interest expense was $4.0 million in 2025 in comparison to $4.7 million in 2024, primarily due to lower weighted average total debt outstanding and lower interest rates, partially offset by the write-off of deferred financing fees related to the May 2025 amendment to the ABL Facility of $0.8 million.
The effective tax rate from continuing operations for 2025 was 21.5% compared to (18.8)% for 2024. The change in effective tax rate was primarily due to higher pre-tax income from continuing operations in 2025 than in 2024. The tax rate in 2024 was impacted by the release of valuation allowance on deferred taxes. See Note (d) to Financial Tables in this Press Release for information related to the effective tax rate from ongoing operations. For an explanation of differences between the effective tax rate and the U.S. federal statutory rate for 2025 and 2024, see Note 11. Income Taxes to the Consolidated Financial Statements included in Part IV, Item 15 of the 2025 Form 10-K.
Debt, Financial Leverage, Debt Covenants and Debt Refinancing
Total debt was $35.1 million at December 31, 2025 and $61.9 million at December 31, 2024. Cash and cash equivalents were $6.7 million at December 31, 2025 and $7.1 million at December 31, 2024. Net debt (total debt in excess of cash and cash equivalents), a non-GAAP financial measure, was $28.4 million at December 31, 2025 and $54.8 million at December 31, 2024. See Note (e) to the Financial Tables in this Press Release for a reconciliation of net debt to the most directly comparable GAAP financial measure.
Total debt decreased $26.8 million and net debt decreased $26.4 million at the end of 2025 versus the end of 2024 due to $9.8 million received in the first quarter of 2025 from the post-closing settlement associated with the sale of Terphane and segment EBITDA from ongoing operations of $78.1 million, partially offset by total corporate expenses of $25.4 million, interest expense of $4.0 million, capital expenditures of $17.2 million and additional working capital of $15.2 million mainly resulting from the impact of tariffs in 2025.
As of December 31, 2025, the Company was in compliance with all covenants under its $125 million asset-based credit agreement, which matures May 6, 2030 (the "ABL Facility"). Availability for borrowings under the ABL Facility is governed by a borrowing base, determined by the application of specified advance rates against eligible assets, including trade accounts receivable, inventory and owned machinery and equipment. As of December 31, 2025, funds available to borrow under the ABL Facility were approximately $87 million. The median daily liquidity under the ABL Facility during the fourth quarter of 2025 was favorable at $82 million compared with a median of $53 million during the third quarter of 2025. Refer to Note 7. Debt and Credit Agreements to the Consolidated Financial Statements included in Part IV, Item 15 of the 2025 Form 10-K for additional details on the primary debt covenants.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ materially from expectations include, without limitation, the following:
•the impact of macroeconomic factors, such as inflation, interest rates and recession risks;
•an increase in the operating costs incurred by the Company’s business units, including, for example, the cost of raw materials and energy;
•noncompliance with any of the financial and other restrictive covenants in the ABL Facility;
•failure to continue to attract, develop and retain certain key officers or employees;
•disruptions to the Company’s manufacturing facilities, including those resulting from labor shortages;
•an information technology system failure or breach;
•risks of doing business in countries outside the U.S. that affect our international operations;
•the impact of public health epidemics on employees, production and the global economy;
•political, economic and regulatory factors concerning the Company’s products;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•the impact of geopolitical tensions on raw materials and supply chain constraints;
•inability to replace aging equipment and information technology systems with necessary capital expenditures;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•loss of sales to significant customers on which the Company’s business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•failure of the Company’s customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•inability to successfully complete strategic acquisitions or dispositions, failure to realize the expected benefits of such acquisitions or dispositions, and assumption of unanticipated risks in such acquisitions or dispositions;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in Part I, Item 1A. Risk Factors of the 2025 Form 10-K. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with two primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets and high performance surface protection films for high-end technology applications in the global electronics industry and packaging films for consumer and industrial products. Tredegar had 2025 sales of $723 million. With approximately 1,700 employees, the Company operates manufacturing facilities in North America and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Sales	$184,068	$154,049	$722,864	$598,025
Other income (expense), net (c)(d)	18	(1,254)	1,399	(952)
	184,086	152,795	724,263	597,073

Cost of goods sold (c)	147,934	124,367	589,321	480,958
Freight	5,824	5,199	24,133	21,011
Selling, R&D and general expenses (c)	17,785	18,967	79,732	73,681
Amortization of identifiable intangibles	440	440	1,758	1,778
Pension and postretirement benefits	27	54	57	217
Interest expense	436	1,149	4,003	4,664
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	420	27	855	613
OPEB termination gain (k)	(6,265)	—	(6,265)	—
Goodwill impairment (h)	—	13,271	—	13,271
	166,601	163,474	693,594	596,193
Income (loss) from continuing operations before income taxes	17,485	(10,679)	30,669	880
Income tax expense (benefit)(c)	3,010	(3,340)	6,584	(165)
Net income (loss) from continuing operations	14,475	(7,339)	24,085	1,045
Income (loss) from discontinued operations, net of tax	94	(65,359)	9,391	(65,610)
Net income (loss)	$14,569	$(72,698)	$33,476	$(64,565)

Earnings (loss) per share:
Basic:
Continuing operations	$0.42	$(0.21)	$0.69	$0.03
Discontinued operations	—	(1.91)	0.27	(1.91)
Basic earnings (loss) per share	$0.42	$(2.12)	$0.96	$(1.88)
Diluted:
Continuing operations	$0.42	$(0.21)	$0.69	$0.03
Discontinued operations	—	(1.91)	0.27	(1.91)
Diluted earnings (loss) per share	$0.42	$(2.12)	$0.96	$(1.88)

Shares used to compute earnings (loss) per share:
Basic	34,778	34,293	34,735	34,346
Diluted	34,778	34,293	34,735	34,346

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net Sales
Aluminum Extrusions	$154,505	$122,462	$598,975	$471,815
High Performance Films	23,739	26,388	99,756	105,199
Total net sales	178,244	148,850	698,731	577,014
Add back freight	5,824	5,199	24,133	21,011
Sales as shown in the condensed consolidated statements of income	$184,068	$154,049	$722,864	$598,025

EBITDA from Ongoing Operations (f)
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$15,709	$9,733	$50,958	$41,357
Depreciation & amortization	(4,131)	(4,330)	(16,640)	(17,722)
EBIT (b)	11,578	5,403	34,318	23,635
Plant shutdowns, asset impairments, restructurings and other (c)	(651)	(360)	(2,803)	(5,346)
Goodwill impairment (h)	—	(13,271)	—	(13,271)
High Performance Films:
Ongoing operations:
EBITDA (b)	$5,683	$7,573	$27,137	$30,486
Depreciation & amortization	(1,190)	(1,256)	(4,895)	(5,200)
EBIT (b)	4,493	6,317	22,242	25,286
Plant shutdowns, asset impairments, restructurings and other (c)	—	165	13	(420)
Total	15,420	(1,746)	53,770	29,884
Interest income	20	5	36	36
Interest expense	436	1,149	4,003	4,664
Gain on investment in kaleo, Inc.	—	—	—	144
OPEB termination gain (k)	6,265	—	6,265	—
Corporate expenses, net (c)	3,784	7,789	25,399	24,520
Income (loss) from continuing operations before income taxes	17,485	(10,679)	30,669	880
Income tax expense (benefit) (c)	3,010	(3,340)	6,584	(165)
Net income (loss) from continuing operations	14,475	(7,339)	24,085	1,045
Income (loss) from discontinued operations, net of tax	94	(65,359)	9,391	(65,610)
Net income (loss)	$14,569	$(72,698)	$33,476	$(64,565)

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2025	December 31, 2024
Assets
Cash & cash equivalents	$6,729	$7,062
Accounts & other receivables, net	81,811	64,817
Income taxes recoverable	47	—
Inventories	64,962	51,381
Prepaid expenses & other	15,525	16,567
Total current assets	169,074	139,827
Property, plant & equipment, net	132,975	137,032
Right-of-use leased assets	12,764	14,635
Identifiable intangible assets, net	5,568	7,326
Goodwill	22,446	22,446
Deferred income taxes	26,277	32,517
Other assets	2,268	2,448
Non-current assets of discontinued operations	—	126
Total assets	$371,372	$356,357
Liabilities and Shareholders’ Equity
Accounts payable	$75,754	$64,704
Accrued expenses	25,411	22,168
Lease liability, short-term	2,263	2,453
Short-term debt	498	1,322
Income taxes payable	455	320
Current liabilities of discontinued operations	—	741
Total current liabilities	104,381	91,708
Lease liability, long-term	10,960	12,993
ABL revolving facility	34,550	60,600
Pension and other postretirement benefit obligations, net	1,196	5,914
Deferred income taxes	—	69
Other non-current liabilities	3,731	4,105
Shareholders’ equity	216,554	180,968
Total liabilities and shareholders’ equity	$371,372	$356,357

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$33,476	$(64,565)
Adjustments for noncash items:
Depreciation	19,971	23,681
Amortization of intangibles	1,758	1,856
Reduction of right-of-use assets	2,115	2,259
Goodwill impairment	—	13,271
Deferred income taxes	6,224	(8,202)
Accrued pension and postretirement benefits	161	217
OPEB termination gain	(6,265)	—
Stock-based compensation expense	1,808	2,498
(Gain) loss on sale of divested business	(9,657)	74,877
Gain on investment in kaléo	—	(144)
Gain on the sale of assets	(1,497)	—
Production equipment asset impairment	843	—
Changes in assets and liabilities:
Accounts and other receivables	(16,992)	(14,785)
Inventories	(13,563)	(6,911)
Income taxes recoverable/payable	89	137
Prepaid expenses and other	2,068	(7,174)
Accounts payable and accrued expenses	13,568	10,009
Lease liability	(2,422)	(2,749)
Pension and postretirement benefit plan contributions	(557)	(587)
Other, net	1,849	1,820
Net cash provided by (used in) operating activities	32,977	25,508
Cash flows from investing activities:
Capital expenditures	(17,241)	(14,347)
Proceeds on sale of investment in kaléo	—	144
Net proceeds on sale of divested business	9,835	54,631
Proceeds from the sale of assets	1,904	83
Net cash provided by (used in) investing activities	(5,502)	40,511
Cash flows from financing activities:
Borrowings	123,390	615,201
Debt principal payments	(150,273)	(679,590)
Debt financing fees	(1,272)	(587)
Net cash provided by (used in) financing activities	(28,155)	(64,976)
Effect of exchange rate changes on cash	347	(7,436)
Increase (decrease) in cash and cash equivalents	(333)	(6,393)
Cash and cash equivalents at beginning of period	7,062	13,455
Cash and cash equivalents at end of period	$6,729	$7,062

Notes to the Financial Tables
(Unaudited)

(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations, net periodic benefit cost for the frozen defined benefit pension plan prior to termination and other items (which includes gains and losses for an investment accounted for under the fair value method) which have been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three months and the years ended December 31, 2025 and 2024 is shown below:

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2025	2024	2025	2024
Net income (loss) from continuing operations as reported under GAAP[1]	$14.5	$(7.3)	$24.1	$1.0
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.3	(0.1)	0.6	0.4
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	—	—	—	(0.1)
Valuation allowance reversal on existing deferred tax assets as a result of the sale of Terphane	—	(2.5)	—	(0.7)
Group annuity contract premium expense[2]	—	—	—	(0.2)
Other	1.1	1.5	5.9	6.4
OPEB termination gain[4]	(4.9)	—	(4.9)	—
Goodwill impairment[3]	—	10.4	—	10.4
Net income (loss) from ongoing operations[1]	$11.0	$2.0	$25.7	$17.2

Earnings (loss) from continuing operations per share as reported under GAAP (diluted)	$0.42	$(0.21)	$0.69	$0.03
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.01	—	0.02	0.01
(Gains) losses from sale of assets and other:
Valuation allowance reversal on existing deferred tax assets as a result of the sale of Terphane	—	(0.07)	—	(0.02)
Other	0.03	0.04	0.17	0.18
OPEB termination gain[4]	(0.14)	—	(0.14)	—
Goodwill impairment[3]	—	0.30	—	0.30
Earnings (loss) per share from ongoing operations (diluted)	$0.32	$0.06	$0.74	$0.50
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (d).
2. For more information, see Note (i).
3. For more information, see Note (h).
4. For more information, see Note (k).

(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key segment profitability metric used by the Company’s chief operating decision maker (“CODM”) to assess segment financial performance. The Company uses sales less freight (“net sales”) as its measure of revenues from external customers at the segment level. For more business segment information, see Note 12. Business Segments to the Consolidated Financial Statements included in Part IV, Item 15 of the 2025 Form 10-K.
    EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP.  The Company believes that EBIT is a widely understood and utilized metric that is meaningful to certain investors and that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.
(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three months and the years ended December 31, 2025 and 2024 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended December 31, 2025		Year Ended December 31, 2025
(In millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Production equipment asset impairment	$0.4	$0.3	$0.8	$0.6
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP/MES project[1]	0.3	0.2	1.5	1.1
Storm damage to the Newnan, Georgia plant[1]	—	—	(0.2)	(0.1)
Legal fees associated with the Aluminum Extruders Trade Case and other matters[1]	(0.1)	—	—	0.2
Aluminum extrusion press fire at the Newnan, Georgia Plant[1]	—	—	0.1	0.1
Aluminum premium charge as a result of unplanned maintenance interruptions[3]	—	—	0.3	0.2
Total for Aluminum Extrusions	$0.6	$0.5	$2.5	$2.1
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$0.9	$0.6	$6.4	$4.8
Professional fees associated with remediation activities related to internal control over financial reporting[1]	—	—	0.2	0.1
Professional fees associated with the transition to the ABL Facility[1]	0.1	0.1	0.3	0.3
Professional fees associated with the OPEB termination[5]	0.3	0.2	0.4	0.3
Group annuity contract premium adjustment[2,4]	—	—	0.1	0.1
Proceeds on the sale of corporate-owned land[2]	—	—	(1.5)	(1.2)
OPEB termination gain[5]	(6.3)	(4.9)	(6.3)	(4.9)
Total for Corporate	$(5.0)	$(4.0)	$(0.4)	$(0.5)
1.Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. Included in “Other income (expense), net” in the condensed consolidated statements of income.
3. Included in “Cost of goods sold” in the condensed consolidated statements of income.
4. For more information, see Note (i).
5. For more information, see Note (k).

	Three Months Ended December 31, 2024		Year Ended December 31, 2024
(In millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Production equipment asset impairment	$0.2	$0.1	$0.2	$0.1
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP/MES project[1]	0.5	0.3	2.6	1.9
Storm damage to the Newnan, Georgia plant[1]	(0.7)	(0.5)	(0.4)	(0.3)
Legal fees associated with the Aluminum Extruders Trade Case and other legal matters[1]	0.3	0.2	1.2	0.9
Resolution of customer quality complaint[4]	(0.1)	—	0.7	0.6
Goodwill impairment[7]	13.3	10.4	13.3	10.4
Total for Aluminum Extrusions	$13.5	$10.5	$17.6	$13.6
High Performance Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Richmond, Virginia Technical Center closure expenses, including severance[5]	$(0.1)	$(0.1)	$0.2	$0.1
Richmond, Virginia Technical Center lease modification[5]	(0.1)	(0.1)	0.2	0.2
Total for High Performance Films	$(0.2)	$(0.2)	$0.4	$0.3
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$0.3	$0.3	$0.6	$0.7
Professional fees associated with remediation activities related to internal control over financial reporting[1]	0.2	0.1	1.8	1.3
Professional fees association with the transition to the ABL Facility	0.1	0.1	0.4	0.3
Deferred and discretionary incentive payments made subsequent to the sale of Terphane[2]	1.3	1.0	1.3	1.0
Valuation allowance reversal on existing deferred tax assets as a result of the sale of Terphane[3]	—	(2.5)	—	(0.7)
Group annuity contact premium adjustment[2,6]	(0.1)	—	(0.3)	(0.2)
Total for Corporate	$1.8	$(1.0)	$3.8	$2.4
1.Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. Included in “Other income (expense), net” in the condensed consolidated statements of income.
3. Included in “Income tax expense (benefit)” in the condensed consolidated statements of income.
4. Included in “Sales” in the condensed consolidated statements of income.
5. For more information, see Note (j)
6. For more information, see Note (i).
7. For more information, see Note (h).

(d) For discussion on Tredegar’s presentation of net income (loss) from ongoing operations, please refer to Note (a) above. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three months and the years ended December 31, 2025 and 2024 and are shown below in order to show the impact on the effective tax rate:

(In millions)	Pre-Tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended December 31, 2025	(a)	(b)		(b)/(a)
Net income (loss) from continuing operations as reported under GAAP	$17.5	$3.0	$14.5	17.1%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.4	0.1	0.3
(Gains) losses from sale of assets and other	1.5	0.4	1.1
OPEB termination gain (k)	(6.3)	(1.4)	(4.9)
Net income (loss) from ongoing operations	$13.1	$2.1	$11.0	16.0%
Three Months Ended December 31, 2024
Net income (loss) from continuing operations as reported under GAAP	$(10.7)	$(3.4)	$(7.3)	31.8%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	0.1	(0.1)
(Gains) losses from sale of assets and other	1.8	2.8	(1.0)
Goodwill impairment	13.3	2.9	10.4
Net income (loss) from ongoing operations	$4.4	$2.4	$2.0	56.0%
Year Ended December 31, 2025
Net income (loss) from continuing operations as reported under GAAP	$30.7	$6.6	$24.1	21.5%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.8	0.2	0.6
(Gains) losses from sale of assets and other	7.6	1.7	5.9
OPEB termination gain (k)	(6.3)	(1.4)	(4.9)
Net income (loss) from ongoing operations	$32.8	$7.1	$25.7	21.6%
Year Ended December 31, 2024
Net income (loss) continuing operations as reported under GAAP	$0.9	$(0.1)	$1.0	(18.8)%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.6	0.2	0.4
(Gains) losses from sale of assets and other	7.8	2.4	5.4
Goodwill impairment	13.3	2.9	10.4
Net income (loss) from ongoing operations	$22.6	$5.4	$17.2	23.8%
* Not meaningful (“NM”)
(e) Net debt is calculated as follows:

(In millions)	December 31,	December 31,
	2025	2024
Short-term debt	$0.5	$1.3
ABL revolving facility	34.6	60.6
Total debt	35.1	61.9
Less: Cash and cash equivalents	6.7	7.1
Net debt	$28.4	$54.8
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.
Net leverage ratio is a non-GAAP financial measure. It is not intended to represent the stand-alone results for Tredegar under GAAP and should not be considered as an alternative to net income (loss) and total debt as defined by GAAP. Net leverage ratio is utilized by management in evaluating the Company’s financial leverage, and management believes that investors also may find the net leverage ratio to be helpful for the same purposes. In addition, earnings before interest, taxes, depreciation and amortization as defined in the ABL Facility ("Credit EBITDA") is provided below.

	As of or for the Twelve Months Ended December 31, 2025(1)	As of or for the Twelve Months Ended December 31, 2024(1)
($ in millions)
Net debt	$28.4	$54.8
Credit EBITDA(2)	$60.1	$51.1
Net leverage ratio	0.5	1.1
1.Actual Credit EBITDA amounts are for the twelve months ended December 31, 2025 and 2024, and actual net debt amounts are as of December 31, 2025 and 2024. 2.See Note (g) for more information.
(f)    Tredegar’s presentation of Consolidated EBITDA from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method). Consolidated EBITDA from ongoing operations also excludes depreciation & amortization, stock option-based compensation costs, interest and income taxes. Consolidated EBITDA is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. It excludes items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation of Consolidated EBITDA from ongoing operations for the three months and the years ended December 31, 2025 and 2024 is shown below:

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2025	2024	2025	2024
Net income (loss) from continuing operations as reported under GAAP[1]	$14.5	$(7.3)	$24.1	$1.0
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.3	(0.1)	0.6	0.4
Gain associated with the investment in kaléo	—	—	—	(0.1)
(Gains) losses from sale of assets and other	1.1	1.5	5.9	6.4
Group annuity contract premium expense[2]	—	—	—	(0.2)
Valuation allowance reversal on existing deferred tax assets as a result of the sale of Terphane	—	(2.5)	—	(0.7)
OPEB termination gain[4]	(4.9)	—	(4.9)	—
Goodwill impairment[3]	—	10.4	—	10.4
Net income (loss) from ongoing operations[1]	11.0	2.0	25.7	17.2
Depreciation and amortization	5.4	5.6	21.7	23.2
Interest expense	0.4	1.1	4.0	4.7
Income taxes from ongoing operations[1]	2.1	2.4	7.1	5.4
Consolidated EBITDA from ongoing operations	$18.9	$11.1	$58.5	$50.5
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from continuing operations are shown in Note (d).
2. For more information, see Note (i).
3. For more information, see Note (h).
4. For more information, see Note (k).

(g)     The computation of Credit EBITDA and fixed charge coverage ratio, as defined in the ABL Facility, is presented below.

Computations of Credit EBITDA (as defined in the ABL Facility) as of and for the Twelve Months Ended December 31, 2025 *
Computations of Credit EBITDA for the twelve months ended December 31, 2025 (in thousands):
Net income (loss)	$33,476
Plus:
After-tax losses related to discontinued operations	—
Total income tax expense for continuing operations	6,584
Interest expense	4,003
Depreciation and amortization expense for continuing operations	21,729
All non-cash losses and expenses, plus cash losses and expenses not to exceed $10,000, for continuing operations that are classified as unusual, extraordinary or which are related to plant shutdowns, asset impairments and/or restructurings (cash-related of $8,913)	9,756
Charges related to stock option grants and awards accounted for under the fair value-based method	—
Losses related to the application of the equity method of accounting	—
Losses related to adjustments in the estimated fair value of assets accounted for under the fair value method of accounting	—
Fees, costs and expenses incurred in connection with the amendment process (Amendment No. 3 “ABL Transition”)	290
Fees, costs and expenses incurred in connection with the amendment process (Amendment No. 5)	—
Minus:
After-tax income related to discontinued operations	(9,391)
Total income tax benefits for continuing operations	—
Interest income	(36)
All non-cash gains and income, plus cash gains and income in excess of $10,000, for continuing operations that are classified as unusual, extraordinary or which are related to plant shutdowns, asset impairments and/or restructurings	(6,265)
Income related to changes in estimates for stock option grants and awards accounted for under the fair value-based method	—
Income related to the application of the equity method of accounting	—
Income related to adjustments in the estimated fair value of assets accounted for under the fair value method of accounting	—
Plus or minus, as applicable, pro forma EBITDA adjustments associated with acquisitions and asset dispositions	—
Credit EBITDA	$60,146
Fixed charge coverage ratio**:
Credit EBITDA	$60,146
Unfinanced capital expenditures	$17,241
Fixed charges	$4,626
Fixed charge coverage ratio	9.28
*Credit EBITDA is not intended to represent net income (loss) or cash flow from operations as defined by GAAP and should not be considered as an alternative to either net income (loss) or to cash flow.
** Fixed Charge Coverage Ratio is computed as the ratio of (a) Credit EBITDA minus Unfinanced Capital Expenditures to (b) Fixed Charges.

(h)    During the fourth quarter of 2024, the Company recognized a special item for the non-cash write-off of goodwill of $13.3 million ($10.4 million after deferred income tax benefits) associated with the Clearfield, Utah operation ("Clearfield") acquired in February 2017 (formerly Futura). Clearfield exceeded expectations in performance, including exceptional customer service, from the date of acquisition until before pandemic-related disruptions that resulted in long lead times during periods of 2021 and 2022. Long lead times resulted in customers seeking supply from other sources to meet their demand, including imports. Some business lost at Clearfield during this time has been regained during the recovery underway, but not at the level that the Company previously anticipated would eventually replicate the EBITDA and net cash flow generation that existed prior to the pandemic-related disruptions. As a consequence, using projections that assume the continuation of lower sales and profitability, the estimated fair value of Clearfield during the fourth quarter of 2024 fell below its carrying value by more than the amount of goodwill causing the write-off.

(i)    During the third quarter of 2023, the Company remeasured the pension plan, which resulted in a pre-tax pension settlement loss in the condensed consolidated results of operation of $25.6 million. The remeasurement of the pension benefit obligation and plan assets was triggered by $64.5 million of lump sum distributions from the pension plan assets which exceeded the pension plan's service and interest cost. On November 3, 2023, the pension plan termination and settlement process was completed, and the Company’s relevant pension plan obligation was transferred to Massachusetts Mutual Life Insurance Company. This completed the pension plan termination process that began in February 2022. As a result of the routine administrative process to transition the pension plan, the Company recognized a $2.0 million charge to adjust the initial purchase price of the nonparticipating single premium group annuity contract.
(j)    In August 2023, the Company adopted a plan to close the High Performance Films technical center in Richmond, VA and reduce its efforts to develop and sell films supporting the semiconductor market. Future research & development activities for High Performance Films will be performed at the production facility in Pottsville, PA. High Performance Films continues to have new business opportunities primarily relating to surface protection films that protect components of flat panel and flexible displays. All activities ceased at the High Performance Films technical center in Richmond, VA as of the end of the first quarter of 2024.
(k)    On October 31, 2025, Tredegar terminated the Other Post-Retirement Benefits (“OPEB”) by prefunding $0.1 million, representing all required contributions for the remainder of 2025. The OPEB total obligation and unrecognized pre-tax actuarial gain reported in the condensed consolidated balance sheets was $5.0 million and $1.3 million, respectively, which was realized in the income statement during the fourth quarter of 2025.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211